October 10, 2018

Dear Shareholder:

It is our privilege to report a strong first nine months of 2018 for Wilson Bank Holding Company, with favorable financial results augmented by recent successes and future opportunities at the local level throughout our bank’s footprint.

Strong economies in each of the eight counties we serve have contributed to a productive year for our bank to date. Total assets as of September 30, 2018 stood at $2.46 billion, representing an increase of $143 million since December 31, 2017. After-tax income was $22,761,000 for the first nine months of 2018, compared with $19,952,000 for the same period last year. The latest price at which Wilson Bank Holding Company stock has been sold was $48.50 per share.

Your bank also received the “Bauer Financial 5 Star” award for the quarter ended June 30, 2018.

We have received approval to open our “28th” office in Cool Springs at 9200 Carothers Parkway in Franklin, Tennessee. We have leased a former location of Capital Bank and will open in early December. Williamson County has been in our long range plan for several years. We strongly believe our brand of community banking will fit well in a county that takes pride in family values, quality of life and support of local education. We remain committed to our service roots of the past 31 years.

The bank continues to have strong loan demand which requires strong growth in deposits. Please visit one of our offices to take advantage of our deposit specials.

We would like to extend a special invitation to you to attend our 31st Annual Oktoberfest on October 20th and 21st here at the Main Office in Lebanon. This event has become one of the major fall events in Middle Tennessee.

Your ongoing support helps us post strong financial results as an independent institution. On behalf of our board of directors, thank you for helping us to keep thriving and growing as an organization.

Sincerely,

/s/ Randall Clemons	/s/ Will Jordan
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company